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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (Amendment No. _________)*





                                 ScanSoft, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   80603P 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 30, 2003
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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                                  SCHEDULE 13G

-----------------------------------------------                                    -------------------------------------------------
CUSIP NO. 80603P 10 7                                                                PAGE    2      OF     6     PAGES
-----------------------------------------------                                    -------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
   1                 NAMES OF REPORTING PERSONS.
                     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                                                            Koninklijke Philips Electronics N.V.
------------------------------------------------------------------------------------------------------------------------------------
   2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                     (a) [ ]
                     (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
   3                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
   4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      The Netherlands
------------------------------------------------------------------------------------------------------------------------------------
NUMBER OF              5    SOLE VOTING POWER
SHARES BENEFICIALLY                                                          4,587,334
OWNED BY             ---------------------------------------------------------------------------------------------------------------
EACH                   6    SHARED VOTING POWER
REPORTING                                                                        0
PERSON               ---------------------------------------------------------------------------------------------------------------
WITH                   7    SOLE DISPOSITIVE POWER
                                                                             4,587,334
                     ---------------------------------------------------------------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                                                                                 0
------------------------------------------------------------------------------------------------------------------------------------

  9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         4,587,334
------------------------------------------------------------------------------------------------------------------------------------
  10                 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------------------------------------------------------------
  11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           6.8%
------------------------------------------------------------------------------------------------------------------------------------
  12                 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                                            CO
------------------------------------------------------------------------------------------------------------------------------------

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                                                                     Page 3 of 6



                                     ITEM 1

     (a). NAME OF ISSUER: Scansoft, Inc., a Delaware corporation.

     (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     9 Centennial Drive, Peabody, MA 01960.


ITEM 2.

     (a). NAME OF PERSON FILING: Koninklijke Philips Electronics N.V., a limited liability company organized under the laws of The Netherlands.

     (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: Breitner Centre, Amstelplein 2, 1070 MX Amsterdam, The Netherlands.

     (c). CITIZENSHIP: The Netherlands.

     (d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share.

     (e). CUSIP NUMBER: 748773 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a). [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o).

     (b). [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c). [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d). [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e). [ ] An investment advisor in accordance with Section
              240.13d-1(b)(1)(ii)(E).

     (f). [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F).


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                                                                     Page 4 of 6

     (g). [ ] A parent holding company or control person in accordance with
              Section 2 40.13d-1(b)(1)(ii)(G).

     (h). [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i). [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j). [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

     (a)  Amount beneficially owned: 4,587,334

     (b)  Percent of class: 6.8%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote: 4,587,334

          (ii) Shared power to vote or to direct the vote: 0

          (iii)Sole power to dispose or to direct the disposition of:

               4,587,334

          (iv) Shared power to dispose or to direct the disposition of:

               0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

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                                                                     Page 5 of 6


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP.

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                                     Page 6 of 6


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2003

                                          KONINKLIJKE PHILIPS ELECTRONICS N.V.


                                          By:
                                              -----------------------------
                                              Name: J.H.M. Hommen
                                              Title: Executive Vice-President